EXHIBIT 8.1


December 15, 2005




Arran Funding Limited
22 Grenville Street
St Helier
Jersey JE4 8PX
Channel Islands




Ladies and Gentlemen:

We have acted as your U.S. federal income tax counsel in connection with the preparation of a Registration Statement on Form S-3 (Registration number 333-128502/-01/-02 (the "REGISTRATION STATEMENT")) in respect of (i) a Prospectus Supplement dated December 8, 2005 for the offer of Series 2005-A Notes (the "SERIES 2005-A PROSPECTUS SUPPLEMENT") and (ii) a Prospectus Supplement dated December 8, 2005 for the offer of Series 2005-B Notes (the "SERIES 2005-B PROSPECTUS SUPPLEMENT").

Terms used but not otherwise defined herein shall have the meanings given to them in the Registration Statement.

In rendering the opinion expressed herein, we have examined the Registration Statement and such other documents and legal authorities as we have deemed relevant for purposes of expressing the opinion contained herein.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) all representations and statements set forth in such documents are true and correct, and (iv) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Our opinion is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, current administrative rulings and pronouncements of the Internal Revenue Service ("IRS"), judicial decisions and other applicable authorities in effect as of the date the Registration Statement becomes effective, all of which are subject to legislative, judicial or administrative change or differing interpretation, possibly with retroactive effect. Our opinion is not binding on the IRS, and no ruling with respect to any of the issues raised by the


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discussion in the Registration Statement under the heading "Material United
States Federal Income Tax Consequences" has been requested from the IRS. No assurance can be given that the conclusions expressed in that discussion will not be challenged by the IRS or sustained by a court.

Based upon and subject to the foregoing, we confirm that, while not free from doubt, under the U.S. federal tax law, the class A notes, class B notes and class C notes offered pursuant to the Series A Prospectus Supplement as well as those offered pursuant to the Series B Prospectus Supplement will be treated as debt for U.S. federal income tax purposes.

The opinion contained herein is limited to those matters expressly covered. No opinion is to be implied with respect to any other matter. This opinion is as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereinafter be brought to our attention. We express no opinion as to the laws of any jurisdiction other than the United States. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP